AMENDMENT 2 TO EMPLOYMENT AGREEMENT

WHEREAS Elite Pharmaceuticals Inc., a Nevada corporation ("Company") and Mr. Nasrat Hakim ("Executive"), are parties to an employment agreement dated August 1, 2013, as amended on January 21, 2016 (the "Hakim Employment Agreement"); and

WHEREAS the Board of Directors of Elite (the "Board") and Mr. Hakim have agreed to certain amendments to the Hakim Employment Agreement, with such amendments being duly approved by the Board at a meeting of Board on August 10, 2023;

NOW THEREFORE in consideration of the above provision and the mutual agreements contained herein, the Company and Executive agree as follows:

Section 2.1 of the Hakim Employment Agreement is hereby removed in its entirety and replaced with the following:

2.1 <u>Salary:</u> During the Term (as defined in Section 3), Company shall pay to Executive a base salary at an annual rate of One Million Dollars ($1,000,000) (the "Salary"), effective as of April 1, 2023 and payable in accordance with the Company's payroll practices.

Section 2.2.1 of the Hakim Employment Agreement is hereby removed in its entirety.

Section 2.2.2 of the Hakim Employment Agreement is hereby removed in its entirety and replaced with the following:

2.2.2 Discretionary Bonuses: In addition to the Salary, the Board may award discretionary bonuses from time to time.

All other terms and conditions of the Hakim Employment Agreement are to remain without amendment or modification.

IN WITNESS WHEREOF, this Amendment 2 to the Hakim Employment Agreement has been executed and delivered by the Parties hereto on September 26, 2023.

By: N. Hakim
Name: Nasrat Hakim

By: Carter Ward
Name: Carter J. Ward
Treasurer and Chief Financial Officer
Elite Pharmaceuticals Inc.